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                                                                     EXHIBIT 5.2


                         [Dewey Ballantine Letterhead]


                               November 17, 1997


The Vantive Corporation
2455 Augustine Drive
Santa Clara, CA 95054


     Re: THE VANTIVE CORPORATION
         REGISTRATION STATEMENT ON FORM S-3


Ladies and Gentlemen:

     We have acted as special New York counsel for The Vantive Corporation, a Delaware corporation (the "Company"), in connection with the registration by the Company of 4.75% Convertible Subordinated Notes due September 1, 2002 (the "Notes") pursuant to the above-referenced Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated thereunder (the "Rules").

     In connection with the opinion expressed herein, we have examined the (i) the Registration Statement, (ii) form of the Notes, and (iii) final execution copy of the Indenture dated as of August 15, 1997 (the "Indenture") between the Company and Deutsche Bank AG, New York Branch. In addition, we have assumed the due authorization, execution, authentication, issuance and delivery of the Notes. We have made no independent investigation of fact. We have made such investigations of law as we have deemed necessary. In providing the opinion hereafter set forth, we have also assumed the due authorization, execution and delivery of the Indenture by each party named therein (including the Company) and that the Indenture so executed and delivered is identical to the final execution copy delivered to us. In addition, we have assumed that the Indenture is enforceable against each of the parties thereto other than the Company.

     Based upon the foregoing and subject to the matters hereinafter set forth, we are of the opinion that:

     (i) The Notes, insofar as they are governed by the laws of the State of New York, when authorized, executed, authenticated, issued and delivered in accordance with the provisions of the Indenture will be valid and legally binding obligations of the Company entitled to the benefits provided in the Indenture.

     The foregoing opinion is limited to the laws of the State of New York. This opinion is furnished for your benefit, and no other person or entity is entitled to rely on this opinion without our express written consent. This opinion may not be published or reproduced in any manner or distributed or circulated to any person or entity without our express written consent; provided, however, that we consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" therein. In giving this consent, we do not thereby agree that we come within the category of persons whose consent is required by the Act or the Rules. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion speaks as of the date hereof, and we undertake no obligation to update this opinion after the date hereof.


                                      Very truly yours,

                                      /s/ Dewey Ballantine
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